Exhibit 99.1

MRV Adopts Rights Plan to Protect

Net Operating Loss Carryforwards

CHATSWORTH, Calif.— Jan. 27, 2016 —MRV Communications (NASDAQ: MRVC), a global provider of packet and optical networking solutions, announced today its Board of Directors has adopted a rights plan as a measure to protect the Company’s existing net operating loss carryforwards (NOLs) and to reduce its potential future tax liabilities.  As of December 31, 2014, the Company had NOLs of approximately $180 million.

“Our board of directors adopted the Rights Plan to protect MRV’s NOLs”, stated MRV President and Chief Executive Officer Mark Bonney.  “Our Rights Plan, designed to serve the interests of all stockholders, is consistent with actions taken by other companies with significant NOLs and has been structured to protect our ability to use our NOLs to offset future tax liabilities. The plan has a limited life and is not intended for defensive or anti-takeover purposes.”

Use of the company’s federal NOLs could be substantially limited if MRV experiences an “ownership change” as defined in Section 382 of the Internal Revenue Code. In general, an ownership change occurs if there is a cumulative change in a company’s ownership by “5% percent shareholders” (as defined in Section 382 of the Internal Revenue Code) that increases by more than 50 percentage points over the lowest percentage owned by such stockholders at any time during the prior three years on a rolling basis.

Pursuant to the Rights Plan, one right will be distributed to MRV stockholders for each share of the Company’s common stock owned of record by them as of the close of business on February 10, 2016.  Initially, these rights will not be exercisable and will trade with the shares of MRV’s common stock.  If the rights become exercisable, each right would initially entitle the holder to purchase from the Company one one-thousandth (subject to adjustment) of a share of MRV’s Series A Junior Participating Preferred Stock, par value $0.01 per share (the Preferred Stock) at a purchase price of $68.64 per one one-thousandth of a share of Preferred Stock, subject to adjustment.

While the Rights Plan is in effect, any person or group that acquires beneficial ownership of 4.99% or more of the common stock then outstanding (an Acquiring Person) without approval from the Board or without meeting certain customary exceptions would be subject to significant dilution in their ownership interest in the Company. Stockholders who currently own 4.99% or more of the Company’s outstanding common stock will not trigger the Rights Plan unless they acquire a percentage of the common stock then outstanding that is 0.5% more than the aggregate percentage of the outstanding common stock that such stockholder beneficially owned immediately prior to the first public announcement of the adoption of the Rights Plan.

The Board may redeem the rights in whole, but not in part, for $0.01 per right (subject to adjustment) at any time prior to the close of business on the tenth business day after first date of public announcement that any person or group has triggered the Rights Plan.  The distribution of the rights is not a taxable event for stockholders of the Company and will not affect the Company’s financial condition or results of operations (including earnings per share).

The rights will expire on the earliest of (i) the close of business on January 26, 2019 (if and only if the stockholders have ratified the Rights Plan on or prior to the final adjournment of the annual meeting of stockholders scheduled to be held in 2016) (ii) the date of the final adjournment of the annual meeting scheduled to be held in 2016 (if and only if the stockholders have failed to ratify the Rights Plan on or prior to the final adjournment of the annual meeting of stockholders scheduled to be held in 2016), (iii) the time at which the rights are redeemed, (iv) the time at which the rights are exchanged, or (v) the time at which the Board determines that the NOLs are fully utilized or no longer available under Section 382 of the Code.

Additional details about the Rights Plan will be contained in a Form 8-K which the Company is filing with the U.S. Securities and Exchange Commission.

About MRV Communications

MRV Communications is a global supplier of packet and optical solutions that power the world’s largest networks. MRV products combine innovative hardware with intelligent software to make networks smarter, faster and more efficient. Dedicated to the continued success of our customers, MRV enables service providers, data center operators and large enterprises to cost-effectively evolve their networks to address mission-critical applications, such as high-capacity cloud and data center connectivity, business services, mobile backhaul and the migration to virtualized and programmable networks. Founded in 1988, MRV is headquartered in Southern California with additional marketing, research and development facilities outside of Boston and in Israel. For more information please visit www.mrv.com.

Forward Looking Statements

This press release may contain statements regarding future financial and operating results of MRV, management’s assessment of business trends, and other statements about management’s future expectations, beliefs, goals, plans or prospects and those of the market segments in which MRV is engaged that are based on management’s current expectations, estimates, forecasts and projections about MRV and its consolidated businesses and the respective market segments in which MRV’s businesses operate, in addition to management’s assumptions. Statements in this press release regarding MRV’s future financial and operating results, which are not statements of historical facts, constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “appear,” “believe,” “estimate,” “expect,” “intend,”  “may,” “should,” “plan,” “project,” “contemplate,” “target,” “foresee,” “goal,” “likely,” “will,” and “would” or variations of such words and similar expressions, are intended to identify such forward-looking statements which are not statements of historical facts. These forward-looking statements are not guarantees of future performance nor guarantees that the events anticipated will occur or expected conditions will remain the same or improve. These statements involve certain risks, uncertainties and assumptions, the likelihood of which are difficult to assess and may not occur, including risks that each of its business segments may not make the expected progress in its respective market, or that management’s long-term strategy may not achieve the expected results. Therefore, actual outcomes, performance and results may differ from what is expressed or forecast in such forward-looking statements, and such differences may vary materially from current expectations.

For further information regarding risks and uncertainties associated with MRV’s businesses, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of MRV’s SEC filings, including, but not limited to its annual report on Form 10-K for the year ended December 31, 2014, copies of which may be obtained by contacting MRV’s investor relations department or by visiting MRV’s website at http://www.mrv-corporate.com or the SEC’s EDGAR website at http://www.sec.gov.  All information in this release is as of January 27, 2016 unless otherwise stated. MRV undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in MRV’s expectations.

IR Contact:  Cathy Mattison/Kirsten Chapman, LHA, (415) 433-3777, ir@mrv.com